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                                                                   Exhibit 15(a)

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Sysco Corporation:

We have reviewed the accompanying consolidated balance sheet of Sysco Corporation (a Delaware corporation) and its consolidated subsidiaries as of December 28, 2002, and the related statements of consolidated results of operations and cash flows for the thirteen-week and twenty-six week periods ended December 28, 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.



/s/ Ernst & Young LLP


Houston, Texas
February 10, 2003